Exhibit (n)(3)

                                     FORM OF
                               PILGRIM FUNDS TRUST
                      AMENDED AND RESTATED RULE 18F-3 PLAN

Rule 18f-3

Pursuant to Rule 18f-3 (" Rule 18f-3") of the Investment Company Act of 1940, as amended (the "Act"), Pilgrim Funds Trust (the "Trust"), a registered open-end investment company whose shares are registered on Form N-1A, consisting of the ING Pilgrim Money Market Fund, Pilgrim Intermediate Bond Fund, Pilgrim National Tax-Exempt Bond Fund, Pilgrim European Equity Fund, Pilgrim Tax Efficient Equity Fund, Pilgrim Global Information Technology Fund, Pilgrim Global Real Estate Fund, Pilgrim Internet Fund, Pilgrim National Tax-Exempt Money Market Fund, Pilgrim Global Communications Fund, Pilgrim High Yield Bond Fund, and Pilgrim Internet Fund II and any future fund or series created by the Trust (collectively, the "Funds"), hereby adopts this plan setting forth the separate arrangements and expense allocations of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.

AUTHORIZED CLASSES

CLASS A SHARES

     Class A shares of all Funds except the ING Pilgrim Money Market Fund are sold subject to an initial sales charge as follows:

                                 EQUITY FUNDS SALES     FIXED INCOME FUNDS SALES
                                CHARGE AS PERCENTAGE      CHARGE AS PERCENTAGE
                               OF THE OFFERING PRICE     OF THE OFFERING PRICE
                               ---------------------     ---------------------
Less than $50,000............          5.75%                     4.75%
$50,000 to $99,999...........          4.50%                     4.50%
$100,000 to $249,999.........          3.50%                     3.50%
$250,000 to $499,999.........          2.50%                     2.50%
$500,000 to $999,999.........          2.00%                     2.00%
$1,000,000 or more*..........          CDSC*                     CDSC*

*Contingent deferred sales charge ("CDSC").
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     Certain Class A shares purchased prior to November 1, 2000 are subject to a contingent deferred sales charge on redemptions as follows.

                                                 CDSC
                                       -------------------------
                                         BEFORE         BEFORE       TIME PERIOD
                                        11/01/00       11/01/00     DURING WHICH
                                       STOCK FUNDS    BOND FUNDS    CDSC APPLIES
                                       -----------    ----------    ------------
     CDSC on Purchases of:
       $1,000,000 to $2,499,999           1.00%          0.50%        12 Months
       $2,500,000 to $4,999,999           1.00%          0.50%        12 Months
       $5,000,000 and over                1.00%          0.50%        12 Months

     Certain Class A shares purchased on or after November 1, 2000 will be subject to a contingent deferred sales charge on redemptions as follows:

                                                 CDSC
                                       ---------------------------
                                                      TIME PERIOD
                                       11/01/00       DURING WHICH
                                       AND AFTER      CDSC APPLIES
     CDSC on Purchases of:
       $1,000,000 to $2,499,999          1.00%         24 Months
       $2,500,000 to $4,999,999          0.50%         12 Months
       $5,000,000 and over               0.25%         12 Months

     Class A Shares (except Class A Shares of the ING Pilgrim Money Market Fund and Pilgrim Global Real Estate Fund) are subject to a distribution fee under the Rule 12b-1 Plan payable at a maximum annual rate of up to 0.10% of the average daily net assets of that Class. Class A Shares of the ING Pilgrim Money Market Fund are subject to a distribution fee under the Rule 12b-1 Plan payable at a maximum annual rate of up to 0.50% of the average daily net assets of that Class. Class A Shares of Pilgrim Global Real Estate Fund are not subject to a distribution fee under Rule 12b-1.

     Class A Shares of the Funds are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class A Shares of the ING Pilgrim Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement.

CLASS B SHARES

     Class B Shares are not subject to an initial sales charge but all Funds are subject to a contingent deferred sales charge which will be imposed on redemptions as follows:

                                  5% in year 1
                                  4% in year 2
                                  3% in year 3
                                  3% in year 4
                                  2% in year 5
                                  1% in year 6
                                  0% in year 7
                                  0% in year 8

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     Class B Shares automatically convert to Class A shares on the first business day of the month following the eighth anniversary of the issuance of such Class B shares. Class B shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 0.75% of the average daily net assets of the class. Class B Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class B Shares of the ING Pilgrim Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement.

CLASS C SHARES

     Class C Shares are not subject to an initial sales charge but all Funds are subject to a contingent deferred sales charge which will be imposed on redemptions. Class C Shares are subject to a lower contingent deferred sales charge (1.00%) and do not have to be held as long as Class B Shares (one year) to avoid paying a contingent deferred sales charge.

     Class C Shares will not automatically convert to Class A shares. Class C Shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 0.75% of the average daily net assets of the class. Class C Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class C Shares of the ING Pilgrim Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement. The ING National Tax-Exempt Bond Fund does not offer Class C shares.

CLASS I SHARES

     Class I shares are sold without an initial sales charge and are not subject to a contingent deferred sales charge. In addition, Class I shares are not subject to a distribution fee pursuant to Rule 12b-1 or a shareholder servicing fee. The minimum initial investment for Class I shares is $1,000,000. Class I shares are only available to certain defined benefit plans, insurance companies and foundations investing for their own account. The ING Pilgrim Money Market Fund, Pilgrim Global Information Technology Fund and Pilgrim Intermediate Bond Fund offer Class I shares.

CLASS Q SHARES

     Class Q Shares are sold at the then-current net asset value without the imposition of a front-end sales charge. Class Q Shares are not subject to a contingent deferred sales charge.

     Class Q Shares will not automatically convert to Class A Shares. Class Q Shares are subject to fees of 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan.

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CLASS VOTING RIGHTS AND OBLIGATIONS

     The Classes of shares issued by any Fund will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangement, or both, for a Class, and voting rights--each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment fund; therefore each Class is subject to the same investment objectives, policies and limitations.

ALLOCATION OF INCOME AND EXPENSES

     The gross income of each Fund shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of a Fund. These expenses include:

     1. Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a Fund or to a particular class of shares of the Fund ("Corporate Level Expenses"); and

     2. Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

          (a) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

     Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Trust in light of the requirements of the Investment Company Act of 1940, as amended (the "Act") and the Internal Revenue Code of 1986, as amended.

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EXCHANGES AND CONVERSION PRIVILEGES

     Shares of one class of a Fund may be exchanged for shares of that same class of any other Pilgrim Fund at net asset value without payment of any additional front-end sales charge, except as provided below and except that any contingent deferred sale charge ("CDSC") that was applicable to the original Pilgrim Fund being held by the shareholder shall continue to apply to the investment into the Pilgrim Fund into which the shareholder has exchanged. If a shareholder exchanges into Pilgrim Senior Income Fund and subsequently offers his common shares for repurchase by that fund, the CDSC will apply from the original Pilgrim Fund from which he or she exchanged. A sales charge, equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund. If a shareholder exchanges and subsequently redeems his or her shares, any applicable CDSC will be based on the full period of the share ownership.

     Class B will convert automatically to Class A shares on the first business day of the month following the eighth anniversary of the issuance of such Class
B. Class B shares will be converted at the net asset value of Class A Shares, without the imposition of any sales load, fee or charge. The conversion of Class B shares into Class A shares may be subject to the continuing availability of an opinion of counsel or an Internal Revenue Service ruling to the effect that (1) such conversion will not constitute taxable events for federal tax purposes; and
(2) the payment of different dividends on Class A and Class B shares, respectively, does not result in a Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986. The Class B shares so converted will no longer be subject to the higher expenses borne by Class B shares. The conversion will be effected at the relative net asset values per share of the two Classes.

QUARTERLY AND ANNUAL REPORTS

     The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

ACCOUNTING METHODOLOGY

     (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

     (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

     (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

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
     (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

     (4) The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

     (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by the adviser to the Trust, by the Trust's underwriter or by any other provider of services to the Trust without the prior approval of the Trustees of the Trust.

EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval set forth in "Effectiveness of Plan" above.

LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Funds under this Plan, and distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

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